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                                                                    EXHIBIT 8(m)

                   AMENDMENT TO TRUST PARTICIPATION AGREEMENT

       THIS AMENDMENT to the Trust Participation Agreement ("Amendment") is entered into as of the 9th day of July 1997 by and SAFECO Resource Series Trust, an unincorporated business trust organized under the laws of the State of Delaware ("Trust"), SAFECO Asset Management Company, a Washington corporation ("Adviser"), and IL Annuity and Insurance Company ("Life Company"), a life insurance company organized under the laws of the State of Massachusetts.

       RECITALS

A. The Trust, Advisor and Life Company have entered into that certain Trust Participation Agreement as of July 9, 1997 ("Agreement").

B. The Trust, Advisor and Life Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment.

NOW THEREFORE, in consideration of their mutual promises, Life Company, Trust and Adviser agree as follows:

1. Section 2.13 shall be added to Article II of the Agreement to read as follows:

       2.13 Life Company represents and warrants that no Separate Account listed on Exhibit A is exempt from registration under the '40 Act in reliance on
       Section 3(c)(1) or 3(c)(7) thereof.

2.     Section 4.6 of the Agreement shall be amended to read as follows:

       4.6 Trust and Adviser agree and acknowledge that Life Company has applied for trademark protection of the marks "Visionary", "Visionary Variable Annuity", and "Visionary Choice Variable Annuity" (collectively, the "Visionary Marks") and that Life Company believes it will be granted exclusive rights to the Visionary Marks in the field of insurance underwriting. Trust and Adviser further agree and acknowledge that all use of any designation comprised in whole or in part of the Visionary Marks under this Agreement shall inure to the benefit of Life Company. Except as provided in Section 4.2, neither Trust nor Adviser shall use any Visionary Marks on behalf of itself or any affiliate in any registration statement, advertisement, sales literature or other materials without the prior written consent of Life Company. Except as provided in Section 4.1, Life Company shall not use the "SAFECO" name on behalf of itself or any affiliate in any registration statement, advertisement, sales literature or other materials without the prior written consent of Trust and Advisor. Upon termination of this Agreement for any reason, Trust and Adviser shall cease all use of any Visionary Marks and Life Company shall cease all use of the "SAFECO" name as soon as reasonably practicable.

3.     Section 6.2 of the Agreement shall be amended to read as follows:


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       6.2 The Board will monitor Trust for the existence of any material irreconcilable conflict between the interests of Variable Contract Owners of all separate accounts investing in Trust. A material irreconcilable conflict may arise for a variety of reasons, which may include: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling or any similar action by insurance, tax or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of Trust are being managed; (e) a difference in voting instructions given by Variable Contract Owners; and
       (f) a decision by a Participating Insurance Company to disregard the voting instructions of Variable Contract Owners.

4.     Section 7.1 of the Agreement is amended to read as follows:

       7.1 Life Company will provide pass-through voting privileges to all Owners of Variable Contracts which are registered under the '33 Act and/or the '40 Act so long as the SEC continues to interpret the '40 Act as requiring passthrough voting privileges. The Variable Contract Owners to whom Life Company will provide pass-through voting privileges pursuant to this Agreement are hereinafter referred to as "Pass-through Voters." Accordingly, Life Company, when applicable, will distribute to Pass-through Voters all proxy material furnished by Adviser and will vote shares of the Portfolios held in its Separate Accounts in a manner consistent with voting instructions timely received from Pass-through Voters. Life Company will be responsible for assuring that each of its Separate Accounts that participates in Trust calculates voting privileges in a manner consistent with other Participating Insurance Companies. Life Company will vote shares for which it has not received timely voting instructions, as well as shares it owns, in the same proportion as it votes those shares for which it has received voting instructions. Life Company reserves the right to disregard the voting instructions of Pass-through Voters to the extent such action is permitted by Rules 6e-2 or 6e-3(T) under the '40 Act and is permitted under applicable state insurance laws affecting Trust.

5.     Section 7.2 of the Agreement is amended to read as follows:

       7.2 Trust shall notify Life Company of Trust's intent to file proxy solicitation materials with the SEC as soon as practicable prior to such filing. Life Company and its agents shall not oppose or interfere with the solicitation of proxies for Portfolio shares held for Pass-through Voters, unless required to by applicable law. Trust shall notify Life Company of any shareholder proposal upon its inclusion in the proxy solicitation materials filed with the SEC.

6. Subsection (f) of Section 9.2 of the Agreement is amended to read as follows:

       (f) Upon the receipt of any necessary regulatory approvals, or requisite vote of Pass-through Voters having an interest in the Portfolios, to substitute for shares of the Portfolios the shares of another investment company in accordance with the terms


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              of the applicable Variable Contracts. Life Company shall give sixty (60) days' written notice to Adviser of any proposed request for regulatory approvals or vote to replace the Portfolios' shares;

7.     Section 9.4 of the Agreement is amended to read as follows:

       9.4 Notwithstanding any termination of this Agreement pursuant to subsections (a), (b), (c), (e), (f) (h), and/or (k) (hereinafter referred to as the "Qualifying Subsections") of Section 9.2 hereof, and unless the further sale of shares of the Portfolios is proscribed by applicable law or the SEC or other regulatory body, Trust will continue to make available additional Trust shares, as provided below, pursuant to the terms and conditions of this Agreement, for all Variable Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the Owners of the Existing Contracts shall be permitted to reallocate investments in Trust, redeem investments in Trust and/or invest in Trust upon the payment of additional premiums under the Existing Contracts. In the event of a termination of this Agreement pursuant to the Qualifying Subsections of Section 9.2 hereof, Trust and Adviser, as promptly as is practicable under the circumstances, shall notify Life Company whether Trust under applicable law may continue to make Trust shares available after such termination. If Trust shares continue to be made available after such termination, the provisions of this Agreement shall remain in effect and thereafter either Trust or Life Company may terminate the Agreement, as so continued pursuant to this
       Section 9.4, upon sixty (60) days' prior written notice to the other party. This Section 9.4 shall not apply in the event of termination of this Agreement pursuant to subsections (d), (g), (i) and/or (j) of
       Section 9.2 hereof.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first written above.

                                           SAFECO Resource Series Trust
                                           By: /s/Neal A. Fuller
                                               ------------------------
                                           Name: Neal A.  Fuller
                                           Title: Vice President and Controller


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                                           SAFECO Asset Management Company

                                           By: /s/Leslie Eggerli
                                               ------------------------
                                           Name: Leslie Eggerli
                                           Title: Vice President

                                           IL Annuity and Insurance Company
                                           By: /s/Gregory J. Carney
                                               ------------------------
                                           Name: Gregory J. Carney
                                           Title: President & CEO


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